Exhibit 99.1
Contact:     George Lewis 610-774-5997
PPL Corporation

PPL Companies, IBEW Local 1600 Reach Tentative Agreement
On Three-Year Labor Contract

Allentown, Pa (May 10, 2014) -- Pennsylvania-based companies of PPL Corporation and International Brotherhood of Electrical Workers Local 1600 reached a tentative agreement Saturday (5/10) on a three-year labor contract.

The tentative agreement includes wage increases of 7.75 percent over the three-year term of the contract, a new retirement savings program for future employees, changes in healthcare benefit options that reflect the competitive market and work rule changes that provide for increased workforce flexibility and versatility.

Local 1600 represents about 3,000 workers for PPL Electric Utilities, power plants owned by PPL companies in Pennsylvania, and various PPL corporate services groups.

The current collective bargaining agreement was set to expire May 11. In announcing the tentative agreement, PPL companies and Local 1600 also announced a temporary extension of current contract terms enabling business operations to continue normally while the union conducts its ratification vote.

PPL Corporation (NYSE: PPL), with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to more than 10 million customers in the United States and United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

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